EXHIBIT 10.3

[form of]
Performance-based
Restricted Stock Award

Granted by

BERKSHIRE HILLS BANCORP, INC.

under the

BERKSHIRE HILLS BANCORP, INC.
2018 EQUITY INCENTIVE PLAN

This Restricted Stock Award Agreement (the “Restricted Stock Award” or this “Agreement”) is and will be subject in every respect to the provisions of the 2018 Equity Incentive Plan (the “Plan”) of Berkshire Hills Bancorp, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  A copy of the Plan has been provided to each person granted a Restricted Stock Award pursuant to the Plan.  The holder of this Restricted Stock Award (the “Participant”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  Capitalized terms used herein but not defined will have the same meaning as in the Plan.
1.  Name of Participant:    ___________________________________________________
2.  Date of Grant: ______________.
3.  Total number of shares of Company common stock, $0.01 par value per share, covered by the Restricted Stock Award: ___________ (target award; final award is subject to determination in accordance with Exhibit A attached hereto and subject to adjustment pursuant to Section 9 hereof).
4.  Vesting Schedule.  Except as otherwise provided in this Agreement, this Restricted Stock Award will become vested upon completion of a three-year period ending on _____________ (e.g., a cliff vesting schedule).
5.  Distribution of Shares.  The shares of stock subject to the Restricted Stock Award will be distributed (if any) as soon as practicable after ____________, and when the performance measurements are available and certified by the Company, which is expected to occur on or before _________.

6.   Grant of Restricted Stock Award.
The shares of Stock subject to the Restricted Stock Award may be held in trust until distributed.
The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be either (i) held in trust until distributed, (ii) registered in the name of, and delivered to, the Participant, which certificate will bear a legend restricting the transferability of the Restricted Stock, or (iii) the Company may, in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.
The Restricted Stock awarded to the Participant will not be sold, encumbered hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.
7.  Voting and Dividends.
The Participant will have the right to vote the shares of Restricted Stock awarded hereunder.
Any cash dividends declared on the non-vested Restricted Stock (and any earnings thereon) shall be delayed and distributed to the Participant at the time when the Restricted Stock is distributed to the Participant under Section 5 of this Agreement.
8.   Delivery of Shares.
Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

9.   Adjustment Provisions.
This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.
10.   Effect of Termination of Service and a Change in Control on Restricted Stock Award.
 Notwithstanding Section 4 of this Restricted Stock Award Agreement, this Restricted Stock Award will vest as follows:
(i)
Death or Disability.  In the event of the Participant’s Termination of Service by reason of the Participant’s death or Disability, Restricted Stock Awards will vest at the date of death or Disability based on the period of the Participant’s active employment and assuming achievement of the performance measures at the target level.

(ii) (iii)
Termination for Cause.  In the event of the Participant’s Service has been terminated for Cause, all Restricted Stock granted to a Participant that has not vested will expire and be forfeited.

Change in Control.  In the event of a Change in Control, the number of shares subject to the Restricted Stock Award will vest pro-rata based on the portion of the three-year performance period completed and at the actual level of the performance measures that have been achieved; however, if the performance measures are not reasonably determinable as of the date of the Change in Control, the Restricted Stock Awards will vest pro-rata at target.   A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

(iv)
Other Termination.  In the event of a Participant Termination of Service for any reason other than death, Disability, for Cause or following a Change in Control, all shares of Restricted Stock awarded to the Participant which have not vested as of the date of Termination of Service will expire and be forfeited.

11.
Non-Solicitation Agreement.  In consideration of the rights and benefits extended to you by Berkshire Hills Bancorp, Inc. under this Award Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you, you agree that during your employment with Berkshire Bank, its parent Berkshire Hills Bancorp, Inc., its affiliate Berkshire Insurance Group, Inc., or any of its other affiliates or subsidiaries, or their successors (hereinafter collectively referred to as the “Company”), and continuing for a period of (i) twelve (12) months after your employments with the Company ends, if the term of your employment with the Company was for less than three (3) years, or (ii) six (6) months after your employment with the Company ends, if your employment with the Company was for a term of three (3) years or more, you will not, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts or assistance of any other person or entity (including, without limitation, any person employed by or associated with any entity with whom you are or may become employed or associated):

a.
Solicit or accept any banking, lending, wealth management, investment, insurance or financial services-related business from any individual or entity that was a client or customer or the Company at any time during the three (3) months immediately prior to the end of your employment with the Company, if you were introduced to or interacted with such client or customer regarding the Company’s business; provided, however, that you may accept employment with a Company client or customer or prospect; or

b.
Participate in hiring, hire or employ an employee or consultant of the Company, or solicit, encourage or induce any such employee or consultant to terminate his or her employment or other relationship with the Company.

It is expressly understood and agreed by the parties that the restrictions against solicitation of Company clients and customers set forth in subparagraph a. above shall apply in all situations where your employment may be terminated by the Company for cause, or at your election, but shall not apply to a termination of your employment due to a Company downsizing or the elimination of your position; provided, however, that if you enter into a separation agreement with the Company or receive a severance payment after a downsizing or position elimination, any non-solicitation terms and conditions that you may agree to in consideration of any such agreement or payment shall be independently binding and enforceable against you.
If following a Change in Control (as defined in the Company’s Code of Business Conduct) of the Company you continue your employment with the Company for six (6) consecutive months, and you thereafter voluntarily terminate your employment with the Company at any time up to the end of the ninth (9th) month following the Change in Control, the restrictions against solicitation of Company clients and customers set forth in subparagraph a. above shall not apply against you.
Notwithstanding anything else herein to the contrary, the restrictions against hiring or employing Company employees or consultants set forth in subparagraph b. above shall apply against you in all circumstances under which your employment with the Company ends.
You also agree that for a period of six (6) or twelve (12) months, whichever is applicable, after your employment with the Company ends, you will inform your potential and actual future employers of your obligations under this Non-Solicitation Agreement.  You agree and acknowledge that this Non-Solicitation Agreement is a material provision of this Award Agreement and your continuing employment with the Company.  Accordingly, in the event it is established in a court of competent jurisdiction that you have breached this Non-Solicitation Agreement, in addition to any other remedies, damages and relief that may be available to the Company at law or in equity, you agree that you shall be required to reimburse the Company for the amount of any reasonable attorneys’ fees and costs incurred by it in connection with such breach or any action against you as a result thereof.
12.         Agreement Regarding Confidential Information.  In consideration of the rights and benefits extended to you by Berkshire Hills Bancorp, Inc. under this Award Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you, you acknowledge and agree that your employment with Berkshire Bank, its parent Berkshire Hills Bancorp, Inc., its affiliate Berkshire Insurance Group, Inc., or any of its other affiliates or subsidiaries, or their successors (hereinafter collectively referred to as the “Company”), creates a relationship of confidence and trust between you and the Company with respect to Confidential Information.  You hereby warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a Company employee; and (b) you will keep in confidence and trust, both during your continuing employment with the Company and at all times after such employment shall terminate for whatever reason, all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of the Company.

              Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory or quasi-regulatory authority; provided, however, that, to the extent permitted by law, you have first provided to the Company as much advance notice as practicable of any such compelled disclosure, and further that you agree to honor any order or ruling obtained by the Company quashing or barring any such subpoena, court order or request for disclosure.  As used in this Agreement, “Confidential Information” means any and all information belonging to the Company, which is of value to the Company and the disclosure of which could result in a competitive or other disadvantage to the Company.  Examples of Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; business plans, prospects and opportunities; and possible acquisitions or dispositions of businesses or facilities that have been discussed by the management of the Company.   Confidential Information includes information you develop or have developed in the course of your employment with the Company, as well as other information to which you may have access in connection with your employment.  Confidential Information also includes the confidential information of others, including, but not limited to, customers of the Company, with whom the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of your obligations under this Agreement regarding Confidential Information or otherwise.
13.
Clawback.  In the event the Company or Berkshire Bank (the “Bank”) is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE), the Participant shall reimburse the Bank for part or the entirety of any incentive awards made to such executive officer on the basis of having met or exceeded specific targets of performance periods.  For purposes of this Section 13, (i) the term “incentive awards” means awards under a Company incentive plan with payment amounts determined by annual incentive compensation metrics and goals as approved by the Compensation Committee of the Board of Directors and the amounts of which are determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term executive officer means the CEO and his direct and indirect reports at the level of EVP and above, who are eligible to participate in the _____ LTI Program/_____ LTI Goals (see Exhibit A attached).

14.   Miscellaneous.
14.1	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
14.2	Restricted Stock Awards are not transferable prior to the time such Awards vest in the Participant.

14.3	This Restricted Stock Award and this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
14.4
This Restricted Stock Award and this Agreement is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

14.5
Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment or service at any time, nor confer upon you any right to continue in the employ or service of the Company or any Affiliate.

14.6	This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.
[Signature Page Follows]

N WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.
BERKSHIRE HILLS BANCORP, INC.
By: ________________________________

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2018 Equity Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2018 Equity Incentive Plan.
PARTICIPANT

____________________________________

EXHIBIT A

2019 LTI Performance Goals